UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2014

Iconix Brand Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-10593	11-2481093
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1450 Broadway, 3rd floor, New York, NY		10018
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (212) 730-0030

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

A. On March 18, 2014, Iconix Brand Group, Inc. (the “Company”) entered into an amendment to its employment agreement with Seth Horowitz in connection with the Company’s appointment of Mr. Horowitz as its Chief Operating Officer. Mr. Horowitz had previously served as the President of the Company’s Men’s Division pursuant to an employment agreement dated April 2, 2012. The agreement, as amended, provides that Mr. Horowitz will be employed for a term ending December 31, 2016 (the “Term”) subject to earlier termination, for Mr. Horowitz to receive a base annual salary of no less than $625,000 per year during the Term and for certain fringe benefits. In addition, Mr. Horowitz is eligible to receive bonuses of up to 100% of his base salary or the maximum amount available under any executive bonus program generally applicable to the Company’s senior executives.

Pursuant to the terms of the amendment, Mr. Horowitz was granted an award of time-vested restricted common stock units (“RSU’s”) of the Company’s common stock, par value $.001 per share (“Common Stock”), with an aggregate fair market value of $800,000, and an award of performance-based restricted common stock units (“PSU’s”) of Common Stock with an aggregate fair market value of $2,800,000. The RSU’s will vest in two annual installments. The PSU’s will vest in three annual installments. The RSU’s are subject to Mr. Horowitz’s continuous employment with the Company on the applicable vesting date. The PSUs will be subject to vesting based on the Company’s achievement of certain designated performance goals. Both the RSUs and PSUs are subject to acceleration under certain circumstances and forfeiture upon the termination of Mr. Horowitz’s employment under certain circumstances.

The employment agreement also provides for Mr. Horowitz to receive certain severance payments if the Company terminates the employment agreement other than for cause.

This brief description of the material terms of the employment agreement, as amended, is qualified by reference to the provisions of the agreement and amendment attached to this report as Exhibit 10.1, which are incorporated by reference herein.

B. On March 18, 2014, the Company entered into an employment agreement effective April 7, 2014 with Jeff Lupinacci in connection with the Company’s appointment of Mr. Lupinacci as its Chief Financial Officer. The employment agreement provides that Mr. Lupinacci will be employed for a term ending December 31, 2016 (the “Term”) subject to earlier termination. The employment agreement also provides for Mr. Lupinacci to receive a base annual salary of no less than $550,000 per year through December 31, 2014 and no less than $600,000 per year through the end of the Term and for certain fringe benefits. In addition, he is eligible to receive bonuses of up to 100% of his base salary or the maximum amount available under any executive bonus program generally applicable to the Company’s senior executives as well as an additional one-time cash bonus under certain circumstances.

Pursuant to the terms of the employment agreement, on its effective date Mr. Lupinacci will be granted an award of time-vested RSU’s of Common Stock with an aggregate fair market value of $550,000, and an award of PSU’s of Common Stock with an aggregate fair market value of $1,875,000. The RSU’s and PSU’s will vest in three annual installments. The RSU’s are subject to Mr. Lupinacci’s continuous employment with the Company on the applicable vesting date. The PSUs will be subject to vesting based on the Company’s achievement of certain designated performance goals. Both the RSUs and PSUs are subject to acceleration under certain circumstances and forfeiture upon the termination of Mr. Lupinacci’s employment under certain circumstances.

The employment agreement also provides for Mr. Lupinacci to receive certain severance payments if the Company terminates the employment agreement other than for cause.

This brief description of the material terms of the employment agreement is qualified by reference to the provisions of the agreement attached to this report as Exhibit 10.2, which is incorporated by reference herein.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 18, 2014, the Company promoted Seth Horowitz, the President of its Men’s Division, to be the Company’s Chief Operating Officer. Mr. Horowitz, 37, has served as President of the Company’s Men’s Division since April 2012. Prior to joining the Company, Mr. Horowitz served as President of Modell’s Sporting Goods since 2007 and as Chairman, Chief Executive Officer and President of Everlast Worldwide, Inc. from 2005 until 2007 and in other executive positions with Everlast from 2001 until 2005.

On March 18, 2014, Mr. Warren Clamen resigned as the Company’s Chief Financial Officer to pursue other interests and the Company appointed Jeff Lupinacci as the Company’s Chief Financial Officer effective April 7, 2014.

Mr. Lupinacci, 44, has been employed by the Interpublic Group of Companies since 2006, most recently serving as Global Chief Financial Officer of its IPG Mediabrands subsidiary. From 1999 until 2006, Mr. Lupinacci was employed by Publicis Groupe, ultimately as Chief Financial Officer of its Arc North America division.

See Item 1.01 above for a description of Mr. Horowitz’s employment agreement, as amended, with the Company and Mr. Lupinacci’s employment agreement with the Company.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits.

10.1 Employment Agreement dated April 2, 2012 between the Company and Seth Horowitz, as amended by Amendment dated March 18, 2014.

10.2 Employment Agreement dated March 18, 2014 between the Company and Jeff Lupinacci.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ICONIX BRAND GROUP, INC. (Registrant)

By:	/s/ Neil Cole
Neil Cole
President and Chief Executive Officer

Date: March 24, 2014